EXHIBIT 99.1
                                                                    ------------

                                     [LOGO]

               INTERNATIONAL WIRE GROUP, INC. BUYS NEW PLANT SITE

Camden, NY -October 27, 2006 - International Wire Group, Inc. (ITWG.PK), announced today the purchase of a new plant site located in Sherrill, New York, from a subsidiary of Oneida, Ltd.

The purchase of this facility, which is approximately 80,000 square feet, for approximately $600,000, will be used to expand and move current bare wire production in the central New York region. New and existing equipment will be installed in this facility over the next 6 to 8 months. Total capital expenditures related to the facility are expected to be approximately $14 million. The City of Sherrill, New York provides favorable hydroelectric power rates which should result in lower production costs.

Rodney D. Kent, Chief Executive Officer, stated: "We are pleased to acquire this facility in central New York to enhance our production capacity with lower utility costs. This location's proximity to our other plant sites provides greater production flexibility."

International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers and original equipment manufacturers or "OEMS". Their products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, medical devises, electronics and data communications, automotive, appliance, and industrial/energy industries. The Company manufactures and distributes its products at 13 facilities located in the United States, Belgium, France and Italy.

Forward-Looking Information is Subject to Risk and Uncertainty

Certain statements in this report may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Words such as "expects", "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operations, viability and growth of customers, production rate increases and decreases, acquisition and divestiture plans, and other cost-reduction and productivity efforts; performance issues with key suppliers, subcontractors and customers; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; legal and investigatory proceedings; and other economic, political and technological risks and uncertainties. For further information about International Wire Group, Inc.'s principal risks and uncertainties, see International Wire Group, Inc.'s Form 10-K and other filings with the Securities and Exchange Commission.

Contacts
International Wire Group, Inc.
Glenn J. Holler
Senior Vice President & CFO
314-719-1000